Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.966.5939

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.966.5982

OSHKOSH CORPORATION REPORTS FISCAL 2019

THIRD QUARTER RESULTS

Raises Fiscal 2019 Estimated EPS Range

Declares Quarterly Cash Dividend of $0.27 Per Share

OSHKOSH, WI - (August 1, 2019) - Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and equipment, today reported fiscal 2019 third quarter net income of $191.9 million, or $2.72 per diluted share, compared to $153.4 million, or $2.05 per diluted share, in the third quarter of fiscal 2018. Results for the third quarter of fiscal 2018 included $5.2 million of after-tax charges and inefficiencies associated with restructuring actions in the access equipment segment, $7.7 million of after-tax debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and credit agreement as well as a $2.2 million tax benefit related to adjustments to provisional amounts recorded for tax reform in the United States. Excluding these items, fiscal 2018 third quarter adjusted1 net income was $164.1 million, or $2.20 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

[1]

This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Oshkosh Corporation Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

Consolidated net sales in the third quarter of fiscal 2019 increased 10.0 percent to $2.39 billion due to higher sales in all segments. Consolidated sales for the third quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $2.37 billion, an increase of 8.8 percent compared to the third quarter of fiscal 2018.

Consolidated operating income in the third quarter of fiscal 2019 increased 15.5 percent to $257.8 million, or 10.8 percent of sales, compared to $223.2 million, or 10.3 percent of sales, in the third quarter of fiscal 2018. The increase was primarily a result of improved access equipment and fire & emergency segment results, offset in part by lower defense segment results. Consolidated operating income for the third quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $270.0 million, or 11.4 percent of sales. Excluding $6.9 million of pre-tax charges and inefficiencies related to restructuring actions in the access equipment segment, adjusted1 operating income in the third quarter of fiscal 2018 was $230.1 million, or 10.6 percent of sales.

“Our strong fiscal third quarter performance resulted from increased sales in each of our business segments as well as double-digit growth in operating income in our access equipment and fire & emergency segments,” said Wilson R. Jones, president and chief executive officer of Oshkosh Corporation. “I’m proud of the hard work and efforts of our team members as they continue to drive higher performance by executing our business strategy and initiatives.

“We were pleased that the U.S. Army moved our revolutionary Joint Light Tactical Vehicle (JLTV) program to Full-Rate Production phase during the quarter. This is an important milestone as the program matures and we continue to ramp up production and delivery of these vehicles over the next several years.

“As a result of our strong execution and improved margin expectations, we are raising our earnings per share expectations for fiscal 2019 to a range of $7.80 to $8.00 or $7.90 to $8.10 on an adjusted1 earnings per share basis,” said Jones.

Factors affecting third quarter results for the Company’s business segments included:

Access Equipment - Access equipment segment net sales in the third quarter of fiscal 2019 increased 7.7 percent to $1.25 billion. The increase in sales was due to increased sales volume and higher pricing in response to increased material costs. Sales grew in all regions, except EAME, in the third quarter of fiscal 2019.

Access equipment segment operating income in the third quarter of fiscal 2019 increased 27.2 percent to $189.9 million, or 15.2 percent of sales, compared to $149.3 million, or 12.9 percent of sales, in the third quarter of fiscal 2018. The increase in operating income was primarily due to the impact of higher sales volume, favorable manufacturing efficiencies, improved price/cost dynamics and the absence of restructuring-related expenses.

Access equipment segment results for the third quarter of fiscal 2018 included pre-tax charges and inefficiencies associated with restructuring actions of $6.9 million. Excluding these charges and inefficiencies, adjusted1 operating income was $156.2 million, or 13.5 percent of sales, in the third quarter of fiscal 2018.

Defense - Defense segment net sales for the third quarter of fiscal 2019 increased 15.5 percent to $511.1 million. The increase in sales was due to the continued ramp up of sales to the U.S. government under the JLTV program offset in part by changes associated with the application of the new revenue recognition standard. Defense segment sales for the third quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $521.5 million, an increase of 17.8 percent compared to the third quarter of fiscal 2018.

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Oshkosh Corporation Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

Defense segment operating income in the third quarter of fiscal 2019 decreased 38.8 percent to $29.5 million, or 5.8 percent of sales, compared to $48.2 million, or 10.9 percent of sales, in the third quarter of fiscal 2018. The decrease in operating income was due to changes associated with the application of the new revenue recognition standard, an adverse product mix and costs to start up a manufacturing facility in Tennessee, offset in part by the impact of higher sales volume. Defense segment operating income for the third quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $47.3 million, or 9.1 percent of sales.

Fire & Emergency - Fire & emergency segment net sales for the third quarter of fiscal 2019 increased 20.2 percent to $341.0 million as a result of changes associated with the application of the new revenue recognition standard, higher fire apparatus sales volume and improved pricing. Fire & emergency segment sales for the third quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $312.9 million, an increase of 10.3 percent compared to the third quarter of fiscal 2018.

Fire & emergency segment operating income in the third quarter of fiscal 2019 increased 38.9 percent to $50.7 million, or 14.9 percent of sales, compared to $36.5 million, or 12.9 percent of sales, in the third quarter of fiscal 2018. The increase in operating income was due to the impact of higher sales volume and improved price/cost dynamics. Fire & emergency segment operating income for the third quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $46.4 million, or 14.8 percent of sales.

Commercial - Commercial segment net sales for the third quarter of fiscal 2019 increased 0.3 percent to $296.1 million due to the application of the new revenue recognition standard. Commercial segment sales for the third quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $286.4 million, a decrease of 3.0 percent compared to the third quarter of fiscal 2018. The impact of lower refuse collection vehicle and concrete placement sales volumes partially as a result of production disruptions associated with a partial roof collapse in the second quarter of fiscal 2019, was offset in part by higher package sales and improved pricing.

Commercial segment operating income in the third quarter of fiscal 2019 decreased 14.3 percent to $21.5 million, or 7.3 percent of sales, compared to $25.1 million, or 8.5 percent of sales, in the third quarter of fiscal 2018. The decrease in operating income was largely due to inefficiencies as a result of a weather-related partial roof collapse at a production facility in the second quarter of fiscal 2019, warranty campaign costs and higher R&D spending. Commercial segment operating income for the third quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $19.2 million, or 6.7 percent of sales.

Corporate - Corporate operating costs in the third quarter of fiscal 2019 decreased $2.1 million to $33.8 million.

Interest Expense Net of Interest Income - Interest expense net of interest income in the third quarter of fiscal 2019 decreased $11.3 million to $12.2 million. The third quarter of fiscal 2018 included $9.9 million of debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and credit agreement.

Provision for Income Taxes - The Company recorded income tax expense in the third quarter of fiscal 2019 of $53.7 million, or 21.8 percent of pre-tax income, compared to $44.6 million, or 22.6 percent of pre-tax income, in the third quarter of fiscal 2018. Excluding the tax impact of restructuring-related charges and debt extinguishment costs of $3.9 million as well as tax benefits of $2.2 million related to implementation of tax reform, adjusted1 income tax expense in the third quarter of fiscal 2018 was $50.7 million, or 23.7 percent of adjusted pre-tax income. The Company recorded $1.2 million and $0.7 million of discrete tax benefits in the third quarter of fiscal 2019 and 2018, respectively.

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Oshkosh Corporation Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

Share Repurchases – On May 7, 2019, the Company’s Board of Directors increased the Company’s remaining Common Stock repurchase authorization to 10 million shares.

The Company repurchased 1,166,914 shares of Common Stock for $88.9 million in the third quarter of fiscal 2019. Share repurchases completed during the previous twelve months benefited earnings per share in the third quarter of fiscal 2019 by $0.18 compared to the third quarter of fiscal 2018.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2019 of $6.19 billion and net income of $429.4 million, or $6.05 per diluted share. This compares with net sales of $5.65 billion and net income of $320.6 million, or $4.25 per diluted share, in the first nine months of fiscal 2018. Results for the first nine months of fiscal 2019 included a $7.0 million tax charge related to an adjustment of the repatriation tax required under tax legislation passed in the United States in December 2017. Excluding this item, adjusted1 net income for the first nine months of fiscal 2019 was $436.4 million, or $6.15 per diluted share. Results for the first nine months of fiscal 2018 included $25.1 million of after-tax charges and inefficiencies associated with restructuring actions in the access equipment and commercial segments, $7.7 million of debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and credit agreement as well as $8.7 million of tax benefits related to the implementation of tax reform in the United States. Excluding these items, adjusted1 net income for the first nine months of fiscal 2018 was $344.7 million, or $4.57 per diluted share. The impact of higher consolidated sales, the absence of restructuring-related charges and the application of the new revenue recognition standard contributed to the improvement in net income for the first nine months of fiscal 2019 compared to the first nine months of fiscal 2018. Share repurchases completed during the previous twelve months benefited earnings per share in the first nine months of fiscal 2019 by $0.33 compared to the first nine months of fiscal 2018. The adoption of the new revenue recognition standard benefited consolidated sales and operating income for the first nine months of fiscal 2019 by $79.8 million and $19.8 million, respectively.

Fiscal 2019 Expectations

The Company is raising its fiscal 2019 full year outlook. The Company now expects its fiscal 2019 consolidated operating income to be in the range of $760 million to $775 million, an increase from the Company’s most recent estimate range of $725 million to $755 million. The expected improvement in consolidated operating income reflects expected improved performance in the access equipment and fire & emergency segments and a slightly lower average diluted share count, offset in part by a slightly higher tax rate.

The Company now expects its fiscal 2019 diluted earnings per share to be in the range of $7.80 to $8.00. Excluding the impact of discrete items associated with tax legislation in the U.S., the Company expects its fiscal 2019 adjusted1 diluted earnings per share to be in the range of $7.90 to $8.10 compared to its most recent adjusted1 diluted earnings per share estimated range of $7.50 to $7.80.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.27 per share of Common Stock. The dividend will be payable on September 3, 2019, to shareholders of record as of August 19, 2019.

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Oshkosh Corporation Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its fiscal 2019 third quarter results and its full-year fiscal 2019 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased commodity, raw material, labor and freight costs; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; performance issues with key suppliers or subcontractors; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that an escalating trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release.

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Oshkosh Corporation Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs more than 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, CON-E-CO® and London™. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net sales	$2,392.7	$2,175.8	$6,186.3	$5,648.5
Cost of sales	1,958.8	1,772.1	5,066.2	4,665.8
Gross income	433.9	403.7	1,120.1	982.7

Operating expenses:
Selling, general and administrative	166.9	171.2	498.5	499.5
Amortization of purchased intangibles	9.2	9.3	27.7	29.1
Total operating expenses	176.1	180.5	526.2	528.6
Operating income	257.8	223.2	593.9	454.1

Other income (expense):
Interest expense	(13.8)	(25.4)	(41.2)	(56.9)
Interest income	1.6	1.9	5.8	11.7
Miscellaneous, net	0.3	(2.6)	0.3	(4.1)
Income before income taxes and earnings (losses) of unconsolidated affiliates	245.9	197.1	558.8	404.8
Provision for income taxes	53.7	44.6	129.6	85.5
Income before earnings (losses) of unconsolidated affiliates	192.2	152.5	429.2	319.3
Equity in earnings (losses) of unconsolidated affiliates	(0.3)	0.9	0.2	1.3
Net income	$191.9	$153.4	$429.4	$320.6

Earnings per share:
Basic	$2.74	$2.08	$6.11	$4.31
Diluted	2.72	2.05	6.05	4.25

Basic weighted-average shares outstanding	69,578,310	73,768,372	70,367,061	74,379,512
Dilutive equity-based compensation awards	800,981	892,146	717,450	1,015,863
Diluted weighted-average shares outstanding	70,379,291	74,660,518	71,084,511	75,395,375

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Oshkosh Corporation Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	June 30, 2019	September 30, 2018
Assets
Current assets:
Cash and cash equivalents	$152.2	$454.6
Receivables, net	1,263.9	1,286.2
Unbilled receivables	501.1	235.4
Inventories, net	1,361.4	1,227.7
Other current assets	82.6	66.0
Total current assets	3,361.2	3,269.9
Property, plant and equipment:
Property, plant and equipment	1,301.0	1,222.7
Accumulated depreciation	(785.5)	(741.6)
Property, plant and equipment, net	515.5	481.1
Goodwill	1,003.7	1,007.9
Purchased intangible assets, net	441.6	469.4
Other long-term assets	124.4	65.9
Total assets	$5,446.4	$5,294.2

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$—	$—
Accounts payable	753.1	776.9
Customer advances	434.6	444.9
Payroll-related obligations	166.0	192.5
Other current liabilities	333.8	275.8
Total current liabilities	1,687.5	1,690.1
Long-term debt, less current maturities	818.7	818.0
Other long-term liabilities	343.3	272.6
Commitments and contingencies
Shareholders’ equity	2,596.9	2,513.5
Total liabilities and shareholders’ equity	$5,446.4	$5,294.2

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Oshkosh Corporation Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Nine Months Ended June 30,
	2019	2018
Operating activities:
Net income	$429.4	$320.6
Depreciation and amortization	85.8	91.1
Stock-based compensation expense	21.9	20.9
Deferred income taxes	19.4	(7.6)
Gain on sale of assets	(2.9)	(0.3)
Foreign currency transaction (gains) losses	0.2	(0.3)
Debt extinguishment costs	—	9.9
Other non-cash adjustments	(0.2)	2.5
Changes in operating assets and liabilities	(447.8)	(216.6)
Net cash provided by operating activities	105.8	220.2

Investing activities:
Additions to property, plant and equipment	(69.5)	(56.0)
Additions to equipment held for rental	(22.2)	(3.5)
Proceeds from sale of equipment held for rental	9.3	4.8
Other investing activities	10.9	(0.6)
Net cash used by investing activities	(71.5)	(55.3)

Financing activities:
Proceeds from issuance of debt	—	639.4
Repayments of debt	—	(653.8)
Debt issuance costs	—	(12.9)
Repurchases of Common Stock	(291.1)	(174.3)
Dividends paid	(57.1)	(53.6)
Proceeds from exercise of stock options	10.7	13.2
Net cash used by financing activities	(337.5)	(242.0)

Effect of exchange rate changes on cash	0.8	2.0
Decrease in cash and cash equivalents	(302.4)	(75.1)
Cash and cash equivalents at beginning of period	454.6	447.0
Cash and cash equivalents at end of period	$152.2	$371.9

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Oshkosh Corporation Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended June 30,
	2019			2018
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$664.2	$—	$664.2	$650.8	$—	$650.8
Telehandlers	358.9	—	358.9	300.2	—	300.2
Other	226.0	—	226.0	209.1	—	209.1
Total access equipment	1,249.1	—	1,249.1	1,160.1	—	1,160.1

Defense	510.6	0.5	511.1	442.2	0.4	442.6

Fire & emergency	336.9	4.1	341.0	280.2	3.6	283.8

Commercial
Concrete placement	136.4	—	136.4	145.4	—	145.4
Refuse collection	125.5	—	125.5	116.3	—	116.3
Other	33.7	0.5	34.2	31.4	2.1	33.5
Total commercial	295.6	0.5	296.1	293.1	2.1	295.2
Corporate and intersegment eliminations	0.5	(5.1)	(4.6)	0.2	(6.1)	(5.9)
	$2,392.7	$—	$2,392.7	$2,175.8	$—	$2,175.8

	Nine Months Ended June 30,
	2019			2018
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$1,465.4	$—	$1,465.4	$1,461.5	$—	$1,461.5
Telehandlers	947.9	—	947.9	664.6	—	664.6
Other	649.9	—	649.9	590.1	—	590.1
Total access equipment	3,063.2	—	3,063.2	2,716.2	—	2,716.2

Defense	1,460.6	1.3	1,461.9	1,363.2	1.1	1,364.3

Fire & emergency	907.1	12.6	919.7	774.2	11.8	786.0

Commercial
Concrete placement	333.4	—	333.4	371.5	—	371.5
Refuse collection	326.7	—	326.7	335.3	—	335.3
Other	94.2	1.9	96.1	87.5	6.2	93.7
Total commercial	754.3	1.9	756.2	794.3	6.2	800.5
Corporate and intersegment eliminations	1.1	(15.8)	(14.7)	0.6	(19.1)	(18.5)
	$6,186.3	$—	$6,186.3	$5,648.5	$—	$5,648.5

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Oshkosh Corporation Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Operating income (loss):
Access equipment	$189.9	$149.3	$376.1	$260.6
Defense	29.5	48.2	152.8	162.4
Fire & emergency	50.7	36.5	127.2	97.8
Commercial	21.5	25.1	48.0	49.8
Corporate and intersegment eliminations	(33.8)	(35.9)	(110.2)	(116.5)
	$257.8	$223.2	$593.9	$454.1

	June 30,
	2019	2018
Period-end backlog:
Access equipment	$854.8	$1,225.7
Defense	2,848.3	2,251.1
Fire & emergency	956.4	967.1
Commercial	335.3	382.8
	$4,994.8	$4,826.7

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP.

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Oshkosh Corporation Reports Results for Fiscal 2019 Third Quarter

August 1, 2019

The table below presents a reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures (in millions, except per share amounts):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Access equipment segment operating income (GAAP)	$189.9	$149.3	$376.1	$260.6
Costs and inefficiencies related to restructuring actions	—	6.9	—	28.2
Adjusted access equipment segment operating income (non-GAAP)	$189.9	$156.2	$376.1	$288.8

Commercial segment operating income (GAAP)	$21.5	$25.1	$48.0	$49.8
Restructuring costs	—	—	—	4.3
Adjusted commercial segment operating income (non-GAAP)	$21.5	$25.1	$48.0	$54.1

Consolidated operating income (GAAP)	$257.8	$223.2	$593.9	$454.1
Costs and inefficiencies related to restructuring actions	—	6.9	—	32.5
Adjusted consolidated operating income (non-GAAP)	$257.8	$230.1	$593.9	$486.6

Interest expense net of interest income (GAAP)	$(12.2)	$(23.5)	$(35.4)	$(45.2)
Debt extinguishment costs	—	9.9	—	9.9
Adjusted interest expense net of interest income (non-GAAP)	$(12.2)	$(13.6)	$(35.4)	$(35.3)

Provision for income taxes (GAAP)	$53.7	$44.6	$129.6	$85.5
Income tax benefit of costs and inefficiencies related to restructuring actions	—	1.7	—	7.4
Income tax benefit of debt extinguishment costs	—	2.2	—	2.2
Revaluation of net deferred tax liabilities	—	6.3	—	30.2
Repatriation tax	—	(4.1)	(7.0)	(21.5)
Adjusted provision for income taxes (non-GAAP)	$53.7	$50.7	$122.6	$103.8

Net income (GAAP)	$191.9	$153.4	$429.4	$320.6
Costs and inefficiencies related to restructuring actions, net of tax	—	5.2	—	25.1
Debt extinguishment costs, net of tax	—	7.7	—	7.7
Revaluation of net deferred tax liabilities	—	(6.3)	—	(30.2)
Repatriation tax	—	4.1	7.0	21.5
Adjusted net income (non-GAAP)	$191.9	$164.1	$436.4	$344.7

Earnings per share-diluted (GAAP)	$2.72	$2.05	$6.05	$4.25
Costs and inefficiencies related to restructuring actions, net of tax	—	0.07	—	0.32
Debt extinguishment costs, net of tax	—	0.10	—	0.10
Revaluation of net deferred tax liabilities	—	(0.08)	—	(0.39)
Repatriation tax	—	0.06	0.10	0.29
Adjusted earnings per share-diluted (non-GAAP)	$2.72	$2.20	$6.15	$4.57

	Fiscal 2019 Expectations
	Low	High
Earnings per share-diluted (GAAP)	$7.80	$8.00
Repatriation tax adjustment	0.10	0.10
Adjusted earnings per share-diluted (non-GAAP)	$7.90	$8.10

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